UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

December 27, 2010 (December 23, 2010)
(Date of Report (date of earliest event reported))

Hughes Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-33040	13-3871202
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee IdentificationNumber)

11717 Exploration Lane Germantown, Maryland 20876
(Address of principal executive office and Zip code

 (301) 428-5500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2010, Hughes Communications, Inc. (the “Company”) entered into amendments (collectively, the “Amendments”) to the employment agreements with each of its executive officers (collectively, the “Employment Agreements”).  The Amendments amend the Employment Agreements to:

•
Substitute the current severance payment to be made to the executive upon the termination of the executive’s employment with the Company without Cause or voluntarily for Good Reason (each as defined in the Employment Agreements) with a payment based on a multiplier of the sum of the executive’s then current base salary and target annual bonus amount.  The multiplier used is 3.0 for Pradman Kaul, 2.0 for T. Paul Gaske, and 1.5 for each of Grant Barber, Bahram Pourmand and Adrian Morris.

•
Upon the termination of the executive’s employment with the Company without Cause or voluntarily for Good Reason provide a reimbursement payment to the executive on the last day of each month for which the executive is eligible, elects, and pays for COBRA continuation coverage.

•
Extend the Restricted Period (as defined in the Employment Agreements) during which the executive will not compete with the Company to be 3 years for Pradman Kaul, 2 years for T. Paul Gaske and 1.5 years for each of Grant Barber, Bahram Pourmand and Adrian Morris.

In addition, the Amendments make other changes necessary to cause the Employment Agreements to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and to provide for a cutback of payments that would be considered parachute payments under Section 280G of the Code, except where payment would result in the best net after tax position of the executive in respect of such payments.  Except as expressly modified by the Amendments, all other terms and provisions of the Employment Agreements remain unchanged and in full force and effect.  The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hughes Communications, Inc.

Date: December 27, 2010	By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Senior Vice President,
General Counsel and Secretary

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